2ce Putnam International Value Fund
6/30/12

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		  9,624
Class B	         436
Class C		    368

72DD2 (000s omitted)

Class M		    197
Class R		    106
Class Y		    235

73A1

Class A	      0.460
Class B		 0.367
Class C	      0.379

73A2

Class M	      0.410
Class R		 0.438
Class Y		 0.487

74U1 (000s omitted)

Class A		 19,623
Class B		  1,020
Class C		    909

74U2 (000s omitted)

Class M		  381
Class R		  239
Class Y	       470

74V1
Class A		 $8.54
Class B		  8.45
Class C		  8.47

74V2

Class M		 $8.54
Class R		  8.41
Class Y		  8.55





Additional Information about Errors and Omissions Policy Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.

Item 61 Additional Information about Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.